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                                                                   Exhibit 10.10

Fidelity Investments Registered Investment Advisor Group

ALTERNATIVE INVESTMENT ADDENDUM AND CUSTODY AGREEMENT

YOUR NAME(s) (EXACTLY AS SHOWN ON ACCOUNT REGISTRATION):
FIRST NAME: _____________   LAST NAME: _____
HOME PHONE # ___-___-_      WORK PHONE # ___-___-____
ACCOUNT # ___-______        SOCIAL SECURITY # ___-__-____

1) ADDENDUM TO AGREEMENT
This is an addendum to the Account Agreement ("Addendum") between the customer, Fidelity Brokerage Services LLC, National Financial Services LLC and, if applicable, Fidelity Management Trust Company ("Fidelity") governing the Account referenced above ("Account"). By signing below, the customer (hereafter, "you") hereby directs Fidelity to custody certain publicly or non-publicly traded assets ("Assets"), which you may from time to time direct that Fidelity hold, purchase, or redeem in your Account pursuant to your instruction or the instruction of an investment advisor ("Investment Advisor") appointed by you in the Account Application ("Account Application") or in another signed form filed with and accepted by Fidelity. If you wish to hold, purchase, or redeem the Assets in more than one account, you must complete a separate Alternative Investments Addendum and Custody Agreement for each Account. Fidelity agrees to hold the Assets in your Account solely in accordance with the conditions of this Addendum, the Account Agreement and if applicable, the Premiere Select IRA Custodial Agreement, and or Premiere Select Roth IRA Custodial Agreement (hereafter Premiere Select Custodial Agreement and Disclosure Statement") governing your account. You represent that you have appointed an Investment Advisor for your Account in accordance with the limited or full trading authorization granted in the applicable Account Agreement. Such Investment Advisor is hereby a party to this Custody Agreement for the limited purpose set forth herein. Fidelity reserves the right to accept or reject any Asset at any time for any reason in its sole discretion, including those Assets it has previously accepted.

2) FIDELITY'S DUTIES
You acknowledge that Fidelity shall hold, purchase, or redeem the Assets in accordance from you or your Investment Advisor. Fidelity is not responsible for determining the appropriateness or suitability of the Assets or any other investments in your Account. You acknowledge that you and if you have one, your Investment Advisor will have the sole responsibility for the investment, review and management of the Assets. You acknowledge that if you have an Investment Advisor, he/she has the same level of authority over the Assets as over the remainder of your Account. Furthermore, you and your Investment Advisor, if you have one, take full responsibility for reviewing the terms of all offering and disclosure documents and agreements affecting the Assets, and for monitoring the Assets for any conversion or exercise options or other corporate actions. You and your Investment Advisor are also responsible for monitoring Account statements to confirm that any required payments have been received by Fidelity. Any documentation regarding the Assets required by Fidelity or otherwise, will be used solely for internal/operational purposes. Fidelity shall not undertake to review or assume responsibility for the terms and conditions or contents set forth in such documentation, including, but not limited to, restrictions of ownership, rights of transfer, financial statements, or the adequacy of disclosure or compliance with applicable laws or regulations. You acknowledge that Fidelity shall have no responsibilities with respect to the Assets other than: (a) to hold the Assets directly, in nominee's name; (b) to purchase or redeem the Assets in accordance with instructions from you or your Investment Advisor, subject to satisfaction of Fidelity's custody requirements; (c) to reflect the Assets on Account statements in such form as Fidelity may deem appropriate; (d) to credit the Account any earnings or principal payments received with regard to the Assets; (e) when required by law, to forward to you or your Investment Advisor any issuer communications received by Fidelity with respect to the Assets; and (f) in the case of a Premiere Select IRA or Premiere Select Roth IRA ("Premiere Select IRAs"), to perform the duties of the IRA Custodian in accordance with the terms of the Premiere Select IRA Custodial Agreement and Disclosure Statement governing your Account. You further acknowledge that Fidelity shall have no responsibility for monitoring the Assets to assure compliance with their respective terms, for taking any actions to collect on any amount owed to the holder of the Assets or for

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otherwise enforcing the holder's rights with respect to the Assets. If your
Account is a Premiere Select IRA as indicated herein in Section 1 and the Assets generate unrelated business taxable income, you understand and acknowledge that Fidelity may be required to do certain additional tax reporting to the IRS. You hereby agree to provide the information requested by Fidelity to complete any such tax reporting.

3) VALUATION OF ASSETS
You acknowledge and agree: (1) that non-publicly traded Assets generally lack a liquid market and that the value of such Assets may be difficult to ascertain; and (2) that any estimated value reflected on your Account statement is for informational purposes only, may not be current, and may be significantly different than the actual market value or the liquidation value of such Assets. If the Account referenced above is a Premiere Select IRA, you further acknowledge and understand that Fidelity, as Custodian of your Premiere Select IRA, is required to provide a report of certain transactions, as well as the fair market value of your Account in accordance with IRS requirements. If your Account, at any time, contains Assets for which a price is not available in a form and manner acceptable to Fidelity, you understand that Fidelity, or your Investment Advisor, will request a valuation of the Asset from a third party pricing vendor including Robert A. Stanger and Co., SPARDATA Securities Pricing and Research, Inc. or such other third-party pricing vendor that Fidelity deems appropriate in its sole discretion. The fees for the valuation services of the third party pricing vendor will be collected from your Investment Advisor in such amount and matter as set forth herein in Section 5.

The Valuation of Assets for statement purposes shall be as follows:

- If Assets are publicly traded, Fidelity will use the market price as per its normal practices

- If Premiere Select IRA Assets are not publicly traded, Fidelity will display an audited valuation from one of the following third-party pricing vendors - Robert A. Stanger and Co., SPARDATA Securities Pricing and Research , Inc., or from such other third-party vendors--as Fidelity may deem appropriate in its sole discretion on Form 5498. This value will not necessarily be displayed on Statements.

- For Premiere Select IRAs, Fidelity will, through a third-party vendor, request an annual valuation of Assets from the general partner, LLC manager, or issuer, as Fidelity may deem appropriate. Such valuation will be used for tax reporting purposes. Fidelity will not review or evaluate values.

- For IRA Accounts, values will not necessarily be displayed on statements.

- Your Investment Advisor is required to provide Fidelity, by November 15, with valuation instructions from an approved third-party pricing vendor including Robert A. Stanger and Co., SPARDATA Securities Pricing and Research, Inc. Pricing and Research, Inc., in accordance with requirements from Fidelity as disclosed to your Investment Advisor. Fidelity will request an appraisal from a third-party pricing vendor. The fees for the valuation services of the third-party pricing vendor will be collected from your Investment Advisor in such amount and manner as set forth herein in Section 5. Fidelity also reserves the right to require an appraisal, in a form and substance satisfactory to Fidelity in its sole discretion, before complying with any direction to make a distribution of any non-publicly traded Asset from the IRA.

- Fidelity shall have no responsibility for, nor does Fidelity guarantee, the accuracy of any such valuation of Assets, even if the Assets have been valued by a pricing service selected by Fidelity. You further understand, that if the Account indicated above is a Premiere Select IRA, you acknowledge that Fidelity may be required to value the Assets prior to a distribution from the Account, and that such valuation may delay any requested distributions from the Account indicated herein in Section 1 .

- By signing below, you and your Investment Advisor agree to indemnify and hold Fidelity harmless from any losses, damage, or other consequences, including penalties, resulting in any way from the valuation of Assets in your Account, including following the Investment Advisor's valuation instructions

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4) INDEMNIFICATION AND HOLD HARMLESS
By signing below, you hereby agree to indemnify and hold Fidelity, its affiliates, and their respective officers, directors, employees and agents, and their respective successors and assigns, harmless from and against any and all losses, liabilities, demands, claims and expenses, attorneys' fees, and taxes arising out of any actions of Fidelity, you, or your agents in connection herewith, which are not caused by Fidelity's gross negligence or willful misconduct. You further agree to hold Fidelity harmless from any consequences of your investment in the Assets, including, but not limited to, financial failure of any kind, information errors provided to Fidelity by the issuer, its officers or employees, or any valuation services, or any misfeasance, fraud or misappropriation of funds by the publicly or nonpublicly traded entity, its officers, employees or agents. This provision shall survive the termination of the Addendum and shall be binding upon, and inure to the benefit of, each party's respective successors, assigns, heirs, and personal representatives.

5) FEES
You acknowledge that Fidelity is accepting custody of the Assets purely as an accommodation to your express request to have the Assets held in your Account as indicated herein in Section 1. To compensate Fidelity for processing and other costs associated with the Assets, you and your Investment Advisor agree to pay Fidelity certain fees as set forth below. These fees are in addition to the fees for your Account as described in the Account Application, or other form of Account, including the standard execution and clearing fees. In addition, you will reimburse Fidelity for any expenses incurred by Fidelity in connection with holding the Assets, including the fees of any sub-custodian utilized by Fidelity. IN the event that the fees for the third party valuation services as described herein in Section 3 are not collected from your Investment Advisor you shall be required to reimburse Fidelity for the fees in connection with such third-party valuation services.

All customer fees, as described below, will be debited from your Account. If you wish to have the fees debited from a secondary Fidelity Account, please provide the Account number here: Account #___-____. If no secondary Account is provided all fees will be debited from your Account. The Investment Advisor fees, as defined below, will be debited from the Advisors Master Account at Fidelity.

Customer Fees -- Applicable to each Asset held

Initial Purchase                            $ 250.00
Subsequent Purchases                        $ 100.00
Redemptions                                 $ 100.00
Transfers                                   $  25.00
Annual Valuation Processing Fee             $  50.00

Investment Advisor Fees - Applicable to each Asset held
Document Reviews*                           $  100.00
Third-Party Vendor Pricing Fee              TBD - case by case
by

* Such fee will be assesses if a request is made to review an asset that is not within the Asset Acceptability Guidelines. Such fee will be assessed regardless of whether Fidelity agrees to custody such Asset or not.

By signing below, you hereby instruct National Financial Services LLC, ("NFS"), as agent for Fidelity Management Trust Company, to deduct the above referenced Customer Fees from your Account. You may terminate this fee deduction authorization anytime upon notice to NFS. Such termination shall not effect any obligation or liability arising prior to termination.

6) ACKNOWLEDGEMENT OF RISK
You acknowledge that Fidelity does not normally trade or hold custody of non-publicly traded Assets. To induce Fidelity to custody the Assets, you hereby acknowledge and agree that, Fidelity will use its best efforts in connection with performing the functions requested herein and that, Fidelity assumes no responsibility whatsoever for validity, accuracy or enforceability of the documents evidencing ownership. You acknowledge that investing in publicly or nonpublicly traded securities, including the Assets in your Account, can be very high risk. You acknowledge that you and your Investment Advisor, if you have one

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are responsible for determining the nature, potential value, and suitability of the Assets. Fidelity has not provided any advice or guidance on the suitability of the Assets for you, your Account or value of the Assets.

7) TERMINATION
You acknowledge that you have been advised by Fidelity to consult a tax advisor before completing this transaction. You have not received any tax advice from Fidelity to consult a tax advisor before completing this transaction. You have not received any tax advice from Fidelity and understand that the transaction is neither allowed nor disallowed by the Internal Revenue Code. You and your Investment Advisor also agree to pay all fees as described herein (see Section
5) and to adhere to the valuation process as stated above (see Section 3).

Should any adverse consequences result from this transaction, you and your Investment Advisor will not hold Fidelity responsible in any way. This agreement is binding on successors and assigns.

Your Signature_________________________________ Date (mm/dd/yr)
Investment Advisor Signature___________________________Date (mm/dd/yr) ________________________________(By its Authorized Agent)

Accepted by:
Printed Name____________________________________ Date (mm/dd/yr)
Title___________________________________________________________

The third-party vendors listed are independent companies and are not affiliated with Fidelity Investments. Listing them does not suggest an endorsement. Fidelity Brokerage Services LLC, Member NYSE, SIPC 354554